Exhibit 99.1

INmune Bio Inc. Announces $9.7 Million Registered Direct Offering Priced At-the-Market Under Nasdaq Rules

Boca Raton, Florida, April 25, 2024 (GLOBE NEWSWIRE) --  INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, today announced today that it has entered into definitive agreements for the sale and purchase of 986,000 shares of its common stock and warrants to purchase up to an aggregate of 986,000 shares of its common stock at an offering price of $9.84 per share of common stock and accompanying warrant. The warrants include an acceleration clause upon positive top-line data in the Company’s Phase 2 Alzheimer’s Disease program (as further described  below).  The offering was priced at-the-market under Nasdaq rules based on the average of the previous 5-days’ closing prices, or $9.84 per share which includes $0.125 per warrant. The warrants terminate on the earlier of (1) the two (2) year anniversary of the initial exercise date of the warrant or (2) thirty (30) trading days following the reporting of positive top-line data (EMACC) in the Phase 2 Alzheimer’s program of XPro1595, (the “Termination Date”). The gross proceeds of this offering are approximately $9.7 million before deducting placement agent fees and expenses. The closing of the offering is expected to occur on or about April 29, 2024, subject to the satisfaction of customary closing conditions.

The net proceeds is expected to fund the Company through the readout of the ongoing Phase 2 trial (AD02) in patients with Early Alzheimer’s Disease (AD) using XPro™ and through the metastatic castration-resistant prostate cancer (mCRPC) Phase 1 trial using the INKmune technology.

Maxim Group LLC is acting as sole placement agent for the offering.

This offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-254221) previously filed with the U.S. Securities and Exchange Commission (the “SEC”). A prospectus supplement describing the terms of the proposed offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplement may be obtained, when available, from Maxim Group LLC,  300 Park Avenue, New York, NY 10022 or by telephone at (212) 895-3500 or by email at syndicate@maximgrp.com. Before investing in this offering, interested parties should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus, which provide more information about the Company and such offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About INmune Bio, Inc.

INmune Bio Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials: The Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat cancer (INB03™), Early Alzheimer’s disease, and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune™ developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic and solid tumor malignancies, and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in the early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595 (XPro™), and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, statements by the Company relaying to the completion of the offering; the satisfaction of customary closing conditions; the intended use of proceeds from the offering; risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO (858) 964-3720
info@inmunebio.com